UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2016

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

2233 Argentia Road, Suite 401
Mississauga, Ontario, L5N 2X7, Canada
(Address of Principal Executive Offices)

(905) 821-9669
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 19, 2016, The Organic Corporation B.V. (“Organic Corporation”), a subsidiary of SunOpta Inc. (the “Company”), entered into an Employment Agreement Amendment (the “Amendment”) with G.J.M. Versteegh, amending the April 2012 Employment Agreement between Organic Corporation and Mr. Versteegh (the “Employment Agreement”).

The Amendment provides that if at any time during the twelve (12) months following a Change of Control (as defined in the Amendment), Organic Corporation terminates the Employment Agreement without Cause (as defined in the Amendment) or Mr. Versteegh terminates his employment for Good Reason (as defined in the Amendment), Mr. Versteegh shall be entitled to the benefits provided in Section 1.6 of the Employment Agreement.

Additionally, the Amendment states that if at any time during the twelve (12) months following a Change of Control, Organic Corporation terminates the Employment Agreement without Cause or Mr. Versteegh terminates the Employment Agreement for Good Reason, all unvested stock options held by Mr. Versteegh shall immediately vest in full and can be exercised according to the Company’s 2002 and 2013 Stock Incentive Plans.

Finally, if a merger or an asset sale of Organic Corporation (the “Sale”) occurs before the vesting date of any Performance Share Units held by Mr. Versteegh, Mr. Versteegh shall be entitled to receive a payout according to Section 3.1 of Exhibit C of the Company’s 2016 Performance Share Unit Award Agreement (the “PSU Award Agreement”). The shares shall be issued no later than thirty (30) days following the Sale in the amount determined by the payout factor specified in Section 2.2 of Exhibit C of the PSU Award Agreement. The payout factor will be calculated as if the performance period ended on the last day of Organic Corporation’s most recently completed fiscal quarter prior to the date of the Sale. Performance measures and related payout factors applicable to the awards may be adjusted by the board of directors of the Company in accordance with Section 2.3 of Exhibit C of the PSU Award Agreement.

Except as summarized above, the Employment Agreement remains materially unchanged.

The foregoing summary of the Amendment is qualified in its entirety by the text of the Amendment, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending October 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By:	/s/ Robert McKeracher
Robert McKeracher
Vice President and Chief Financial Officer

Date:	August 25, 2016